Frisch's Reports Annual and Fourth Quarter Fiscal 2014 Results

CINCINNATI, Aug. 5, 2014 /PRNewswire/ -- Frisch's Restaurants, Inc. (NYSE MKT: FRS) reported revenue from continuing operations of $209,173,000 for the fiscal year ended June 3, 2014 (53 weeks), representing a $5,461,000 or 2.7 percent increase over the prior fiscal year (52 weeks). The additional week in fiscal 2014 contributed $3,963,000 to the revenue increase, which yielded an estimated $737,000 in pretax earnings. Earnings from continuing operations for the year increased $2,459,000 or 35.3 percent to $9,433,000 ($1.85 diluted earnings per share) compared to $6,974,000 ($1.38 diluted earnings per share) last year. Net earnings for fiscal year 2014 also received the benefit of a much lower effective tax rate, which resulted from certain tax planning strategies.

For the fourth quarter of fiscal 2014 (13 weeks), revenue from continuing operations increased $4,767,000 or 9.8 percent to $53,559,000 versus $48,792,000 the prior year (12 weeks), mostly due the effect of the 13th week. Earnings from continuing operations increased $1,304,706 or 57.5 percent in the 13 week fourth quarter to $3,573,000 ($0.70 diluted earnings per share) compared to $2,268,000 ($0.45 diluted earnings per share) in the prior year 12 week quarter. The increase is attributable to the extra week of operations in fiscal 2014 along with the effect of additional tax benefits recorded in the fourth quarter which are associated with several tax planning strategies. Disregarding the impact of the 53rd week in fiscal 2014, same store sales from continuing operations were up 0.7 percent in the fourth quarter fiscal 2014 while overall sales increased 1.6 percent as a result of new restaurant openings. The margin from restaurant operating income from continuing operations in the fourth quarter declined marginally on higher payroll and health care costs while administrative and advertising expense increased due to lower returns on non-qualified pension assets in comparison to the prior year.

Craig F. Maier, President and Chief Executive Officer, said, "We wrapped up 2014 on a strong note and expect to continue to generate solid profits and cash flow as we move into our new fiscal year."

Frisch's Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name "Frisch's Big Boy." All Frisch's Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana.

The Company owns the trademark "Frisch's" and has exclusive, irrevocable ownership of the rights to the "Big Boy" trademark, trade name and service marks in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch's Big Boy restaurants also offer "drive-thru" service. The Company also licenses Frisch's Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

During the fiscal year ended June 3, 2014, the Company opened one new Frisch's Big Boy restaurant, in December 2013, in Lexington, Kentucky. At this time, the Company has not scheduled any new restaurant construction. A Frisch's Big Boy restaurant located in Columbus, Ohio was closed permanently in July 2014. The Company currently operates 95 company-owned Frisch's Big Boy restaurants and there are an additional 25 franchised Frisch's Big Boy restaurants that are operated by licensees. Construction of a franchised Frisch's Big Boy restaurant is nearing completion in Ironton, Ohio. Its scheduled opening date is August 11, 2014.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission.

www.frischs.com

Frisch's Restaurants, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(In thousands, except per share data)
			(unaudited)
	Year ended		Quarter ended
	June 3,	May 28,	June 3,	May 28,
	2014	2013	2014	2013

Sales	$209,173	$203,712	$53,559	$48,792
Cost of sales
Food and paper	70,088	68,268	18,222	16,410
Payroll and related	74,236	71,523	18,837	17,156
Other operating costs	42,973	41,368	10,228	9,406
	187,297	181,159	47,287	42,972
Restaurant operating income	21,876	22,553	6,272	5,820
Administrative and advertising	12,599	13,074	3,155	2,966
Other (revenue)	(1,439)	(1,376)	(363)	(320)
(Gain) loss on sale of real property	(135)	14	(68)	1
Impairment of long lived assets	-	390	-	320
Operating income	10,851	10,451	3,548	2,853
Interest expense	586	964	115	205
Earnings from continuing operations before income taxes	10,265	9,487	3,433	2,648
Income taxes (benefit)	832	2,513	(140)	380
Earnings from continuing operations	9,433	6,974	3,573	2,268
(Loss) from discontinued operations, net of tax	-	(158)	-	-
NET EARNINGS	$9,433	$6,816	$3,573	$2,268

Earnings per share (EPS) of common stock:
Basic net earnings per share:
Earnings from continuing operations	$1.85	$1.39	$0.70	$0.45
(Loss) from discontinued operations	$-	$(0.03)	$-	$-
Basic net earnings per share	$1.85	$1.36	$0.70	$0.45
Diluted net earnings per share:
Earnings from continuing operations	$1.85	$1.38	$0.70	$0.45
(Loss) from discontinued operations	$-	$(0.03)	$-	$-
Diluted net earnings per share	$1.85	$1.35	$0.70	$0.45
Diluted average shares outstanding	5,101	5,045	5,113	5,070
Depreciation included in continuing operations	$10,721	$10,388	$2,561	$2,452
Opening expense included in continuing operations	$307	$592	$-	$132

Frisch's Restaurants, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands of dollars)
	June 3,	May 28,
	2014	2013

Assets
Current assets
Cash and equivalents	$ 2,038	$ 4,256
Trade and other receivables	1,900	1,297
Inventories	5,637	5,765
Other current assets	4,047	3,103
	13,622	14,421

Property and equipment	104,862	102,145

Other assets
Goodwill & other intangible assets	773	775
Real property not used in operations	6,744	8,405
Other	3,261	2,966
	10,778	12,146

	$ 129,262	$ 128,712

Liabilities and shareholders' equity
Current liabilities
Long-term debt, current maturities	$ 1,996	$ 5,879
Accounts payable	6,812	8,535
Accrued and other expenses	9,319	4,846
	18,127	19,260

Long-term obligations
Long-term debt	4,737	9,600
Other long-term obligations	12,055	16,197
	16,792	25,797

Shareholders' equity	94,343	83,655

	$ 129,262	$ 128,712

CONTACT: Company Contact: Mark R. Lanning, Vice President-Finance and CFO, Frisch's Restaurants, Inc., 2800 Gilbert Avenue, Cincinnati, OH 45206, (513) 559-5200, investor.relations@frischs.com